UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO 1 TO

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

RITCHIE BROS. AUCTIONEERS INCORPORATED

(Exact name of Registrant as specified in its charter)

Canada	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9500 Glenlyon Parkway, Burnaby, British Columbia, Canada	V5J 0C6
(Address of principal executive offices)	(Zip Code)

Ritchie Bros. Auctioneers (America) Inc., 15500 Eastex Frwy, Humble, Texas 77396, (713) 455-5200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered Common Share Purchase Rights	Name of each exchange on which each class is to be registered New York Stock Exchange; Toronto Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box ☐

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be so registered

None

This Amendment No. 1 to the Registration Statement on Form 8-A amends and supplements the information set forth in the Registration Statement on Form 8-A (File No. 001-13425) filed by Ritchie Bros. Auctioneers Incorporated. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on February 22, 2007, relating to the Shareholder Rights Plan, dated as of February 22, 2007 (the “Original Rights Agreement”), between the Company and Computershare Investor Services, Inc. (the “Rights Agent”).

Item 1.	Description of Registrant’s Securities to be Registered

On February 27, 2019, the Company and the Rights Agent amended and restated the Original Rights Agreement (as so amended and restated, the “Rights Plan”). The Rights Plan is more fully described in Item 3.03 to the Company’s Current Report on Form 8-K filed with the Commission on February 28, 2019, which is incorporated by reference herein.

Item 2.	Exhibits

Exhibit No.	Description

4.1	Amended and Restated Shareholder Rights Plan (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, as filed by the Registrant with the Commission on February 28, 2019)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, on February 28, 2019.

RITCHIE BROS. AUCTIONEERS INCORPORATED

By:	/s/ Darren Watt
Name: Darren Watt
Title: General Counsel and Corporate Secretary